Exhibit 14

CODE OF BUSINESS CONDUCT AND ETHICS

 OF

Atlas Technical Consultants, Inc.

INTRODUCTION

The Board of Directors (the “Board”) of Atlas Technical Consultants, Inc. (together with its subsidiaries, the “Company”) has adopted this code of ethics (this “Code”), as amended from time to time by the Board, in order to deter wrongdoing and promote:

●	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

●	Compliance with applicable governmental laws, rules and regulations;

●	Prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

●	Accountability for adherence to the Code.

This Code may be amended and modified by the Board from time to time.

HONEST, ETHICAL AND FAIR CONDUCT

Each director, officer and employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to the Company should never be subordinated to personal gain or advantage.

Each person must:

●	Act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or when in the Company’s interests;

●	Observe all applicable governmental laws, rules and regulations;

●	Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data;

●	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices;

●	Deal fairly with the Company’s customers, suppliers, competitors and employees;

●	Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice; and

●	Protect the assets of the Company and ensure their proper use.

HONEST, ETHICAL AND FAIR CONDUCT

Each director, officer and employee must avoid conflicts of interest, wherever possible, except as may be allowed under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) and disclosed in the Company’s public filings with the SEC. Anything that would be a conflict for a person subject to this Code also will be a conflict for a member of his or her immediate family or any other close relative.

CONFLICT OF INTEREST

A conflict of interest occurs when an individual’s private interest interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company. Loans by the Company to, or guarantees by the Company of, obligations of directors, officers, employees or their family members are of special concern. Loans by the Company to, or guarantees by the Company of, obligations of any director or executive officer are expressly prohibited. Additional examples of conflict of interest situations include, but are not limited to, the following:

●	Any significant ownership interest in any target, supplier or customer;

●	Any consulting or employment relationship with any target, supplier or customer;

●	The receipt of any money, non-nominal gifts or excessive entertainment from any entity with which the Company has current or prospective business dealings;

●	Selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell;

●	Any other financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company; and

●	Any other circumstance, event, relationship or situation in which the personal interest of a person subject to this Code interferes — or even appears to interfere — with the interests of the Company as a whole.

Directors and executive officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

CORPORATE OPPORTUNITIES

All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity to do so arises. Directors, officers and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of Company property, information or position. Directors, officers and employees may not use Company property, information or position for personal gain. In addition, no director, officer or employee may compete with the Company.

CONFIDENTIALITY

Directors, officers and employees should maintain the confidentiality of information entrusted to them by the Company or by its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to the Company’s competitors, or harmful to the Company or its customers if disclosed.

DISCLOSURE

The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.

Each director, officer and employee who contributes in any way to the preparation or verification of the Company’s financial statements and other financial information must ensure that the Company’s books, records and accounts are accurately maintained. Each director, officer and employee must cooperate fully with the Company’s accounting and internal audit departments, as well as the Company’s independent public accountants and counsel.

Each director, officer and employee who is involved in the Company’s disclosure process must:

●	be familiar with and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting; and

●	take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

Each person must promptly bring to the attention of the Chief Executive Officer or Chairman of the Board (if any), any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

COMPLIANCE

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules and regulations. All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their positions with the Company. Employees are responsible for talking to their supervisors to determine which laws, regulations and Company policies apply to their position and what training is necessary to understand and comply with them.

Directors, officers and employees are directed to specific policies and procedures available to persons they supervise.

REPORTING AND INVESTIGATION OF VIOLATIONS

Actions prohibited by this Code involving directors or executive officers must be reported to the Audit Committee.

Actions prohibited by this Code involving anyone other than a director or executive officer must be reported to the reporting person's supervisor or the General Counsel.

After receiving a report of an alleged prohibited action, the Audit Committee, the General Counsel or the relevant supervisor must promptly take all appropriate actions necessary to investigate.

All directors, officers and employees are expected to cooperate in any internal investigation of misconduct.

PROHIBITION ON RETALIATION

The Company does not tolerate acts of retaliation against any director, officer or employee who makes a good faith report of known or suspected acts of misconduct or other violations of this Code, and any such retaliation may be a violation of the Company’s Whistleblower Policy.

ENFORCEMENT

The Company must ensure prompt and consistent action against violations of this Code.

If, after investigating a report of an alleged prohibited action by a director or executive officer, the Audit Committee determines that a violation of this Code has occurred, the Audit Committee will report such determination to the Board.

If, after investigating a report of an alleged prohibited action by any other person, the relevant supervisor determines that a violation of this Code has occurred, the supervisor will report such determination to the General Counsel.

Upon receipt of a determination that there has been a violation of this Code, the Board or the General Counsel will take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

Waivers and Amendments

Any waiver (defined below) or an implicit waiver (defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions or any amendment (as defined below) to this Code must be approved by the Board (or the appropriate committee of the Board) and is required to be disclosed in a current report on Form 8-K filed with the SEC. In lieu of filing a current report on Form 8-K to report any such waivers or amendments, the Company may provide such information on its website if it keeps such information on the website for at least 12 months and discloses the website address as well as any intention to provide such disclosures in this manner in its most recently filed Annual Report on Form 10-K.

A “waiver” means the approval by the Board of a material departure from a provision of this Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.

All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

Insider Information and Securities Trading

The Company’s directors, officers and employees who have access to material, non-public information are not permitted to use that information for securities trading purposes or for any purpose unrelated to the Company’s business. It is also against the law to trade or to “tip” others who might make an investment decision based on inside company information. For example, using non-public information to buy or sell the Company securities, options in the Company securities or the securities of any Company supplier, customer, competitor or potential target is prohibited. The consequences of insider trading violations can be severe. These rules also apply to the use of material, nonpublic information about other companies (including, for example, the Company’s customers, competitors and potential business partners and potential targets). In addition to directors, officers or employees, these rules apply to such person’s spouse, children, parents and siblings, as well as any other family members living in such person’s home.

Financial Statements and Other Records

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Board or the Company’s legal counsel.

Improper Influence on Conduct of Audits

No director or officer, or any other person acting under the direction thereof, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company or take any action that such person knows or should know that if successful could result in rendering the Company’s financial statements materially misleading. Any person who believes such improper influence is being exerted should report such action to such person’s supervisor, or if that is impractical under the circumstances, to any of the Company’s directors.

Types of conduct that could constitute improper influence include, but are not limited to, directly or indirectly:

●	Offering or paying bribes or other financial incentives, including future employment or contracts for non-audit services;

●	Providing an auditor with an inaccurate or misleading legal analysis;

●	Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting;

●	Seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting;

●	Blackmailing; and

●	Making physical threats.

ANTI-CORRUPTION LAWS

The Company complies with the anti-corruption laws of the countries in which it does business, including the U.S. Foreign Corrupt Practices Act. To the extent prohibited by applicable law, directors, officers and employees will not directly or indirectly give anything of value to government officials, including employees of state-owned enterprises or foreign political candidates. These requirements apply both to Company employees and agents, such as third party sales representatives, no matter where they are doing business. If you are authorized to engage agents, you are responsible for ensuring they are reputable and for obtaining a written agreement to uphold the Company’s standards in this area.

When dealing with government customers or officials, no improper payments will be tolerated. If you receive any offer of money or gifts that is intended to influence a business decision, you should tell your supervisor or manager or the Company’s General Counsel immediately. The Company prohibits improper payments in all of its activities, whether these activities are with a government or in the private sector.

VIOLATIONS

Violation of this Code is grounds for disciplinary action up to and including termination of employment. This Code reflects general principles to guide you in making ethical decisions. However, it is not intended to address every specific situation. As such, nothing in this Code prohibits or restricts the Company from taking any disciplinary action on any matters pertaining to the conduct of a director, officer, employee or agent of the Company, whether or not they are expressly discussed in this Code. Such action is in addition to any civil or criminal liability which might be imposed by any court or regulatory agency.

OTHER POLICIES AND PROCEDURES

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

INQUIRIES

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Company’s Secretary, or such other compliance officer as shall be designated from time to time by the Company.